UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 15, 2012

ACCELR8 TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

COLORADO

(State or other jurisdiction of incorporation)

0-11485	84-1072256
(Commission File Number)	(IRS Employer Identification No.)

7000 North Broadway, Building 3-307, Denver, CO	80221
(Address of principal executive offices)	(Zip Code)

(303) 863-8808

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2012, the board of directors (the “Board”) of Accelr8 Technology Corporation (the “Company”) appointed Steve Reichling to serve as the Company’s Chief Financial Officer. Prior to joining the Company, Mr. Reichling served as general manager of Spring Bioscience Corp., a R&D and research products subsidiary of Roche Tissue Diagnostics. From January 2003 to December 2009, Mr. Reichling held various finance, accounting and operations leadership roles at Roche Tissue Diagnostics and Ventana Medical Systems, Inc., including director of finance and operations, manager of business development finance, and head of Internal Audit and Sarbanes Oxley Compliance. From October 2002 to January 2003, Mr. Reichling was an auditor at Ernst & Young LLP. Mr. Reichling received his B.A. in accounting and entrepreneurship from the University of Arizona and is a Certified Public Accountant.

Mr. Reichling will be paid an annual base salary of $170,000 and, in addition, will be provided with a budget of $70,000 for relocation expenses and temporary living arrangements. Additionally, Mr. Reichling will be granted 200,000 non-qualified stock options to purchase shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the grant. The options will vest over a five year period with 40% vesting two years from the date of grant, and the remaining vesting in equal monthly installments thereafter. Mr. Reichling will receive the Company’s standard benefit package including health care and life and disability insurance, and will be eligible to receive cash bonuses if and when the Board adopts such a plan.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2012	ACCELR8 TECHNOLOGY CORPORATION (Registrant) /s/ Lawrence Mehren _____________ Lawrence Mehren Chief Executive Officer